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                                                                     EXHIBIT 5.1

               [LETTERHEAD OF BERENBAUM, WEINSHIENK & EASON, P.C.]


November 2, 2000

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202


Gentlemen:


     We have acted as counsel for Evergreen Resources, Inc., a Colorado corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offer and sale of by the Company of an additional 528,128 shares of common stock, no par value, of the Company, with attached share purchase rights ("Common Stock"), pursuant to the Company's Registration Statement on Form S-3 (File No. 333-78203) filed with the Securities and Exchange Commission (the "Commission") on May 11, 1999 and declared effective by the Commission on May 24, 1999.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company and (ii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

     In connection with this opinion, we have assumed that (i) the Registration Statement has become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Common Stock offered thereby; (iii) all shares of Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) at the time of any offering or sale of any shares of Common Stock, that the Company will have such number of shares of Common Stock, as set forth in such offering or sale, authorized and available for issuance; and (v) a definitive underwriting or similar agreement with respect to any shares of Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

     Based upon the foregoing examination and review, we are of the opinion that when (a) the board of directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to approve the issuance and sale of any shares of Common Stock, and (b) such shares have been issued and sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, all such shares will be duly authorized, validly issued, fully paid and nonassessable.

     The foregoing opinions are limited to the laws of the United States of America and the State of Colorado.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and prospectus supplements that are incorporated by reference therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.


                                       Very truly yours,

                                       BERENBAUM, WEINSHIENK & EASON, P.C.

                                       /s/ Berenbaum, Weinshienk & Eason, P.C.